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                                                                  Exhibit 99.6


                    INVESTMENT AND STOCK PURCHASE AGREEMENT

      This INVESTMENT AND STOCK PURCHASE AGREEMENT (this "Agreement") effective this 10th day of November, 1999, by and between Belle Holdings, Inc. ("Seller") and Corona Corp., a Nevada corporation ("Buyer"), with respect to the following facts and circumstances:

      1. Seller is the owner of 60,000 shares of the common stock of EBonlineInc.com, Inc. (the "EBOnline Common Stock"), a warrant (the "Warrant") to purchase 490,000 shares of the common stock (the "EBI Common Stock") of Eastbrokers International Incorporated ("EBI") and certain rights to receive 18% of any distribution, grant or other issuance to EBI of any warrants or other rights convertible into or exercisable for any equity interest in Suttononline, LLC or its successors upon the same monetary terms and conditions as provided to EBI (the "Sutton Participation Rights," and, together with the EBOnline Common Stock and the Warrant, the "Securities"). The Warrant is attached hereto as Exhibit A.

      2. Seller desires to sell, and Buyer desires to purchase, the Securities at the purchase price and subject to the terms and conditions set forth herein.

      3. Seller has entered into that certain Stock Purchase Agreement, dated as of the date hereof, between Seller and EBI and attached hereto as Exhibit A (the "Stock Purchase Agreement"), pursuant to which Seller will purchase from EBI up to 2,000,000 shares of EBI's Series A Preferred Stock (the "Preferred Stock"), for an aggregate price of $2.00 per share. The Certificate of Designations for such Preferred Stock is attached hereto as Exhibit B.

      4. Seller requires up to $4,000,000 in order to consummate the transactions contemplated by the Stock Purchase Agreement.

      5. Seller desires to sell, and Buyer desires to purchase, that certain Convertible Note Due December 2004 (the "Note"), attached hereto as Exhibit C, in the initial principal amount of $2,000,000, and which may be increased to up to $4,000,000, at Buyer's option, at the purchase price and subject to the terms and conditions set forth herein.

      NOW, THEREFORE, in consideration of the foregoing and the mutual agreements, representations and warranties set forth herein, each of the parties hereto hereby agrees as follows:

      1.    PURCHASE OF NOTE AND SECURITIES

            1.1 PURCHASE. Subject to the terms and conditions of this Agreement, Seller hereby agrees to sell to Buyer the Note and the Securities, for an aggregate purchase price of $2,000,000 (the "Purchase Price"). The Purchase Price shall be paid to Seller at Closing.


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                  1.1.1 Buyer shall have the right to purchase up to an
additional $2,000,000 principal of the Note on a dollar for dollar basis.

                  1.1.2 The terms of the Warrant shall be substantially as set forth in the Warrant Agreement and Warrant attached hereto as Exhibit A; the terms of the Preferred Stock shall be substantially as set forth in the Certificate of Designations set forth as Exhibit B; the terms of the Note shall be substantially as set forth in the Note as Exhibit C.

                  1.1.3 Seller hereby assigns to Buyer all rights to indemnification, and all rights to sue and recover for any breach or other default, under the Stock Purchase Agreement.

            1.2 CLOSING. The purchase of the Securities shall take place at a closing at the offices of the Seller at 6000 Fairview Road, Suite 1410, Charlotte, North Carolina 28210, on November 10, 1999, or such other place, day and time as may be agreed upon by Seller and Buyers (the "Closing Date").

            1.3 FURTHER ASSURANCES. Each of the parties hereto shall execute any and all further documents and writings and perform such other reasonable actions that may be or become necessary or expedient to effectuate the purchase of the Shares as contemplated hereby.

      2.    REPRESENTATIONS, WARRANTIES AND COVENANTS OF SELLER.

            2.1 As an inducement for Buyers to enter into this Agreement, as of the date hereof and on the date of each advance under the Note, Seller represents, warrants and agrees as follows:

                  2.1.1 This Agreement has been or, as of the Closing Date, will have been duly executed and delivered by Seller and constitutes or, upon execution, will constitute a legal, valid and binding obligation of Seller, enforceable against Seller in accordance with its terms (except as such enforceability may be limited by applicable bankruptcy, insolvency, moratorium, reorganization or similar laws affecting creditors' rights generally and by limitations on the availability of equitable remedies).

                  2.1.2 The execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby and thereby will not (i) constitute a default (or an event which, with notice or lapse of time or both, would constitute a default) under the terms, conditions or provisions of any note, bond, mortgage, indenture, license, lease, agreement or other material instrument or obligation to which Seller is a party or by which Seller is bound, (ii) violate any judgment, order, injunction, decree, statute, rule, law or regulation applicable to Seller, or (iii) or contravene any provision of the Seller's Articles of Incorporation or bylaws.

                  2.1.3 The Securities are free and clear of any liens, claims, security interests or other encumbrances created by or through Seller, and Seller has full power and right to transfer the Securities pursuant to the terms hereof. All of the Securities are duly authorized, validly issued, fully paid and nonassessable.

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      3.    REPRESENTATIONS, WARRANTIES AND COVENANTS OF BUYER.

            3.1 As an inducement for Seller to enter into this Agreement, as of the date hereof, buyer represents, warrants and agrees as follows:

                  3.1.1 This Agreement has been or, as of the Closing Date, will have been duly executed and delivered by Buyer and constitutes or, upon execution, will constitute a legal, valid and binding obligation of Buyer, enforceable against Buyer in accordance with its terms (except as such enforceability may be limited by applicable bankruptcy, insolvency, moratorium, reorganization or similar laws affecting creditors' rights generally and by limitations on the availability of equitable remedies).

                  3.1.2 The execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby and thereby will not (i) constitute a default (or an event which, with notice or lapse of time or both, would constitute a default) under the terms, conditions or provisions of any note, bond, mortgage, indenture, license, lease, agreement or other material instrument or obligation to which Buyer is a party or by which Buyer is bound, (ii) violate any judgment, order, injunction, decree, statute, rule, law or regulation applicable to Buyer, or (iii) or contravene any provision of the Buyer's Articles of Incorporation or bylaws.

4.    SECURITY AGREEMENT

      4.1 Seller hereby grants to Buyer a security interest in the Preferred Stock and all of the issued and outstanding capital stock of Seller (the "Collateral") as security for the due and punctual payment and performance by Seller of all obligations owed to Buyer pursuant to the Note, including without limitation the payment of the principal of, and delivery of Dividends (as defined in the Note) pursuant to, the Note. Upon execution hereof, Seller agrees to deliver the Collateral accompanied by instruments of assignment duly executed in blank by the Seller in proper form for transfer. Seller shall notify EBI that the Preferred Stock shall be held by Buyer as collateral hereunder, and shall irrevocably instruct EBI to block transfer of such Preferred Stock to any party other than Buyer, unless EBI shall receive the written consent and release of Buyer. Seller shall not be entitled to in any way sell, assign, transfer, convey, hypothecate or otherwise dispose of, grant any option with respect to, or mortgage, pledge or encumber the Collateral, except as contemplated hereby.

      4.2   ASSIGNMENT

            4.2.1 This Agreement and Buyer's rights hereunder or the Note may be assigned from time to time, and in such case the assignee shall be entitled to all of the rights, privileges, and remedies granted in this Agreement to Buyer. Buyer shall give Seller written notice of such assignment as soon as practicable thereafter.

      4.3 RIGHTS IN EVENT OF DEFAULT. If a default under the Note shall have occurred, then Buyer shall have the to full ownership of all Collateral as full payment on the Note.

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      4.4 COLLECTION. In protecting, exercising, or assuring its interests, rights or remedies hereunder, Buyer, in its sole discretion, may endorse the Collateral on behalf of and in the name of Seller. Seller shall pay all costs and expenses of every kind incurred by Buyer arising from the enforcement of this Agreement or any collection, sale or delivery, including reasonable attorney's fees, and after deducting such costs and expenses from the proceeds of any sale or collection, Buyer may apply any residue to pay any remaining liabilities of Seller to Buyer, and Seller shall continue to be liable for any deficiency, with interest at 10% per annum.

      4.5 REINSTATEMENT OF LIABILITY. If claim is ever made upon Buyer for repayment or recovery of any amount or amounts received by Buyer in payment or on account of any of the liabilities of Seller and Buyer repays all or part of said amount by reason of (i) any judgment, decree or order of any court or administrative body having jurisdiction over Buyer or any of its property, or
(ii) any settlement or compromise of any such claim effected by Buyer with any such claimant, then and in such event Seller agrees that any such judgment, decree, order, settlement or compromise shall be binding upon Seller, notwithstanding any revocation hereof or the cancellation of any note or other instrument evidencing any liability of Seller, and Seller shall be and remain liable to Buyer hereunder for the amount so repaid or recovered to the same extent as if such amount had never originally been received by Buyer.

      4.6   APPOINTMENT OF BUYER AS SELLER'S AGENT AND ATTORNEY-IN-FACT.

            4.6.1 Subject to the voting rights and proxy set forth in Section 5, Buyer shall have the right, as the true and lawful agent of the Seller, with power of substitution for the Seller and in the Seller's name, the Buyer's name or otherwise, for the use and benefit of the Buyer (i) to receive, endorse, assign and/or deliver any and all notes, acceptances, checks, drafts, money orders or other evidences of payment relating to the Collateral or any part thereof; (ii) to demand, collect, receive payment of, give receipt for and give discharges and releases of all or any of the Collateral; (iii) to sign the name of the Seller on any instrument of transfer, assignment, or other document relating to any of the Collateral; (iv) to commence and prosecute any and all suits, actions or proceedings at law or in equity in any court of competent jurisdiction to collect or otherwise realize on all or any of the Collateral or the rights and benefits of Seller pursuant to the Stock Purchase Agreement or to enforce any other rights in respect of any Collateral or the Stock Purchase Agreement; (v) to settle, compromise, compound, adjust or defend any actions, suits or proceedings relating to or pertaining to all or any of the Collateral or the Stock Purchase Agreement; (vi) to, use, sell, assign, transfer, pledge, make any agreement with respect to or otherwise deal with all or any of the Collateral, (vii) to vote the Belle Holdings, Inc. common stock, and (viii) to do all other acts and things necessary to carry out the purposes of this Agreement, as fully and completely as though the Buyer were the absolute owner of the Collateral for all purposes; PROVIDED, HOWEVER, that nothing herein contained shall be construed as requiring or obligating the Buyer to make any commitment or to make any inquiry as to the nature or sufficiency of any payment received by the Buyer or to present or file any claim or notice, or to take any action with respect to the Collateral or any part thereof or the moneys due or to become due in respect thereof or any property covered thereby, and no action

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taken by the Buyer or omitted to be taken with respect to the Collateral or any part thereof shall give rise to any defense, counterclaim or offset in favor of the Seller or to any claim or action against the Buyer in the absence of the gross negligence or willful misconduct of the Buyer. It is understood and agreed that the appointment of the Buyer as the agent of the Seller for the purposes set forth above is coupled with an interest and is irrevocable. The provisions of this section shall in no event relieve the Seller of any of its obligations hereunder or under the Note with respect to the Collateral or any part thereof or impose any obligation on the Buyer to proceed in any particular manner with respect to the Collateral or any part thereof, or in any way limit the exercise by the Buyer of any other or further right which it may have on the date of this Agreement or hereafter, whether hereunder or by law or otherwise. Notwithstanding the foregoing, Seller hereby appoints the Buyer its attorney-in-fact (i) for the purpose of carrying out the provisions of this Agreement and taking any action and executing any instrument which the Buyer may deem necessary or advisable to accomplish the purposes hereof, and (ii) to enforce the provisions of the Stock Purchase Agreement, including any action for breach of any representation, warranty, covenant or indemnification obligation therein. This appointment is irrevocable and coupled with an interest.

            4.6.2 In the event of any default by Seller of any obligation contained herein or in the Note, Seller shall pay to Buyer all costs and expenses, including filing fees and attorneys' fees, incurred by Buyer in connection with the custody, care, preservation or collection of any of the Collateral or in seeking to enforce any of the liabilities or obligations of Seller hereunder.

      5. MARTIN A. SUMICHRAST. Martin A. Sumichrast shall be the president of Belle Holdings, Inc., and, notwithstanding anything to the contrary herein, so long as Seller shall not have breached this Agreement or the Note, and EBI shall not have breached the Stock Purchase Agreement or any of the terms or provisions of the Preferred Stock, is hereby granted the proxy to vote all shares of Preferred Stock owned by Belle Holdings, Inc. or hereafter transferred by Belle Holdings, Inc. on all matters other than (i) any amendment to the Certificate of Incorporation of EBI, (ii) any sale of EBI, or any of its significant subsidiaries, or all or substantially all of the assets of EBI or any of its subsidiaries, (iii) any acquisition by EBI or any of its subsidiaries of any entity, business or assets for an aggregate purchase price in excess of $4,000,000, or which would require EBI to issue a number of shares of the common stock of EBI (EBI Common Stock), or any security of EBI convertible, exchangeable or exercisable into a number of shares of EBI common stock, greater than 30% of the outstanding shares of EBI Common Stock, (iv) any issuance of securities representing an aggregate of more than two percent (2%) of the then outstanding EBI Common Stock (including options and warrants or any other right to acquire capital stock, but excluding options or warrants outstanding on the date hereof) of EBI to any officer, director or 5% shareholder of EBI or any of its subsidiaries, or (v) any increase of the greater of (i) $50,000 or (ii) 25% or more of the total annual salary or other compensation to any officer or director of EBI or any of its subsidiaries.

      6.    MISCELLANEOUS.

            6.1 All representations and warranties of Seller made under Section 2 of this Agreement shall survive for a period of two (2) years from the last date upon which any of the Securities are converted into or exercised for Common Stock.

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            6.2 This Agreement and the other agreements referred to herein constitutes the entire agreement among the parties and supersedes all prior agreements, representations, warranties, statements and understandings, whether oral or written, with respect to the subject matter hereof.

            6.3 This Agreement shall be governed by the laws of the State of California, without giving effect to the conflict of laws provisions thereof.

            6.4 This Agreement shall be binding upon and inure to the benefit of the parties and their respective successors and assigns.

            6.5 The validity, legality or enforceability of the remainder of this Agreement shall not be affected even if one or more of the provisions of this Agreement shall be held to be invalid, illegal or unenforceable in any respect.

            6.6 None of the terms or provisions of this Agreement shall be modified, waived or amended, except by a written instrument signed by the party against which any modification, waiver or amendment is to be enforced.

            6.7 This Agreement may be executed in any number of counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

      IN WITNESS WHEREOF, the parties have executed this Agreement as of the day and year first written above.

                              BELLE HOLDINGS, INC.

                                /S/ Martin A. Sumichrast
                              ---------------------------------------
                              President

                              CORONA CORP.


                                /s/ Reid Breitman
                              ---------------------------------------
                              Reid Breitman
                              President

                                    EXHIBIT A

                            Stock Purchase Agreement

                                    EXHIBIT B

                           CERTIFICATE OF DESIGNATIONS

                                       OF

             10% CONVERTIBLE REDEEMABLE PREFERRED STOCK, SERIES A

                                    EXHIBIT C

                    CONVERTIBLE NOTE DUE DECEMBER 31, 2004

                                    EXHIBIT D

                                     WARRANT

                                       AND

                                WARRANT AGREEMENT

                                    EXHIBIT E

                             J.B. SUTTON WARRANT
                                       AND

                                WARRANT AGREEMENT

              AMENDMENT TO INVESTMENT AND STOCK PURCHASE AGREEMENT

         This AMENDMENT INVESTMENT AND STOCK PURCHASE AGREEMENT (this "Agreement") effective this 31ST day of March, 2000, by and between Belle Holdings, Inc. ("Seller") and Corona Corp., a Nevada corporation ("Buyer"), with respect to the following facts and circumstances:

         WHEREAS, Buyer and Seller have previously entered into that certain Investment and Stock Purchase Agreement effective the 10th day of November, 1999 (the "Purchase Agreement").

         NOW, THEREFORE, in consideration of the mutual agreements set forth herein, each of the parties hereto hereby agrees as follows:

1. As a condition to the amendment set forth in Paragraph 2 below, and to induce Buyer to enter into this Amendment, Belle and Corona hereby agree that the Purchase Agreement is hereby amended to reflect that the term "Securities" as defined in the Purchase Agreement shall include an additional 70,000 shares of the common stock of Global Capital Partners, Inc.

2. As a condition to the amendment set forth in Paragraph 1 above, and to induce Seller to enter into this Amendment, Buyer shall (a) purchase an additional $1,800,000 in convertible notes from Seller, (b) waive all accrued dividends on the Preferred Stock and the Note, (c) immediately convert all convertible notes issued by Seller into Preferred Stock,
         (d) immediately convert all shares of Preferred Stock owned or to be owned by Buyer into common stock, and (e) immediately exercise 490,000 Warrants to purchase common stock of Global Capital Partners, Inc. presently held by Buyer.

3. All other terms of the Purchase Agreement shall remain in full force and effect.

         IN WITNESS WHEREOF, the parties have executed this Agreement as of the day and year first written above.

BELLE HOLDINGS, INC.                               CORONA CORP.

/s/ Martin A. Sumichrast                            /s/ Reid Breitman
----------------------------                       -----------------------------
Martin A. Sumichrast                               Reid Breitman
President                                          President

                               AMENDMENT NO. 1 TO
                    INVESTMENT AND STOCK PURCHASE AGREEMENT

      This AMENDMENT NO. 1 TO INVESTMENT AND STOCK PURCHASE AGREEMENT (this "Amendment"), effective as of April 17, 2000, amends that certain Investment and Stock Purchase Agreement (the "Purchase Agreement"), effective this 10th day of November, 1999, by and between Belle Holdings, Inc. ("Seller") and Corona Corp., a Nevada corporation ("Buyer"). Capitalized terms not otherwise defined herein shall have the meanings ascribed to them in the Purchase Agreement.

      1. Pursuant to the Purchase Agreement, Buyer was entitled to purchase up to 2,000,000 shares of Preferred Stock.

      B. The Preferred Stock was to have voting rights equal to four votes per share of Preferred Stock.

      C. Global Capital Partners, Inc. (formerly EBI, and herein referred to as "Global") has been informed that the National Association of Securities Dealers, Inc. rules and regulations prohibit it from issuing the Preferred Stock with such super-voting rights, and, accordingly, requested that (i) Seller waive the voting rights, and (ii) exercise and convert the Preferred Stock and Warrants to purchase common stock of Global. Seller has agreed to such terms, in exchange for an amendment to that certain Stock Purchase Agreement, made and entered into as of November 9, 1999 (the "Belle Purchase Agreement"), among Eastbrokers International Incorporated, a Delaware corporation and Seller, pursuant to which the Securities, as defined in the Belle Purchase Agreement, shall include a warrant to purchase up to 1,500,000 shares of Global common stock at an exercise price of $5.50 per share, at any time on or prior to April 17, 2005.

      D. In order to enter in to the Amendment to the Belle Purchase Agreement, Belle is required to amend the Purchase Agreement in order to permit Belle to comply with its obligations under the Amendment to the Belle Purchase Agreement, and to cause Buyer to waive its voting rights with respect to the shares of Preferred Stock purchased by Buyer, convert such shares of Preferred Stock into Global common stock and exercise the warrants to purchase Global common stock owned by Buyer.

      E. The Buyer and Seller each desire that the Amendment to the Belle Purchase Agreement be executed, delivered and performed, and have agreed to enter into this Amendment in order to permit Seller to enter into the Amendment to the Belle Purchase Agreement.

      NOW, THEREFORE, in consideration of the foregoing and the mutual agreements, representations and warranties set forth herein, each of the parties hereto hereby agrees that the Purchase Agreement is hereby amended as follows:

      1.    SECURITIES

            1.1 The term "Securities" shall include an additional warrant to purchase up to 1,500,000 shares of the common stock of Global Capital Partners, Inc., at an exercise price equal to $5.50 per share, which can be exercised at any time after 75 days notice, on or prior to April 17, 2005.

            1.2 CONVERSION OF PREFERRED STOCK AND EXERCISE OF WARRANTS. Buyer agrees that it has, or promptly will, convert all shares of Preferred Stock, and all warrants (other than the warrant referred to in paragraph 1.1 above) to purchase the common stock of Global Capital Partners, Inc., into shares of the common stock of Global Capital Partners, Inc.

            1.3 FURTHER ASSURANCES. Each of the parties hereto shall execute any and all further documents and writings and perform such other reasonable actions that may be or become necessary or expedient to effectuate the purchase of the Shares as contemplated hereby.

      2.    CONVERTIBLE NOTES DUE DECEMBER 31, 2004

      The parties hereby acknowledge that that certain Convertible Note due December 31, 2004, in the original principal balance of up to $4,000,000, made by Seller in favor of Buyer has been converted into the securities referenced therein, and is accordingly paid in full.

      All other terms of the Purchase Agreement shall remain in full force and effect.

      IN WITNESS WHEREOF, the parties have executed this Agreement as of the day and year first written above.

                              BELLE HOLDINGS, INC.

                                /s/ Martin A. Sumichrast
                              ---------------------------------------
                              Martin A. Sumichrast
                              President


                              CORONA CORP.

                                /s/ Reid Breitman
                              ---------------------------------------
                              Reid Breitman
                              President

                                       2